The Trustees and Shareholders
Keystone Fund of the Americas

     We consent to the use of our report dated November 29, 1996 incorporated by reference herein and to the references to our firm under the caption "Financial Highlights" in the prospectus.

                                               /s/ KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP

Boston, Massachusetts
February 28, 1997